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                                                                     Exhibit 4.1

                               SECOND AMENDMENT TO
             THE WENDT-BRISTOL HEALTH SERVICES CORPORATION EMPLOYEE
                                STOCK OPTION PLAN

         The Wendt-Bristol Health Services Corporation ("Wendt-Bristol"), a Delaware Corporation, hereby amends The Wendt-Bristol Health Services Corporation Stock Option Plan (the "Plan") (as amended effective July 25, 1991), as provided herein.

         1. The Plan currently provides that the aggregate number of shares which may be the subject of options granted pursuant to the Plan is 250,000, which amount Wendt-Bristol desires to increase to 500,000. Therefore, Paragraph 2 of the Plan is hereby deleted in its entirety and the following is adopted in its place and stead:

                  "2. AMOUNT AND SOURCE OF STOCK. The aggregate number and class of shares which may be the subject of options granted pursuant to the Plan are 500,000 shares of Common Stock, par value $.01 per share, of the Company (the "Shares"), subject to adjustment as provided in paragraph 10. Such shares may be reserved or made available from the Company's authorized and unissued Shares or from Shares reacquired and held in the Company's treasury. In the event that any option granted hereunder shall terminate prior to its exercise in full, for any reason, including, without limitation, an option exchange pursuant to paragraph 13 thereof, then the Shares subject to the option which have not been acquired by the holder of the option shall be added to the Shares otherwise available for issuance pursuant to the exercise of options under the Plan."

         2. Paragraph 12 of the Plan is hereby amended by deleting subparagraph
(c) of Paragraph 12 in its entirety and the following is adopted in its place and stead:

                  "(c) There is hereby granted to Paul H. Levine, a non-incentive stock option upon the same terms and conditions as those provided with respect to the options contemplated by subparagraph 12(b) as though repeated here IPSISSIMIS VERBIS, except that the date of the Grant shall be August 1, 1998, and the exercise price shall be 100% of the fair market value per share of the shares on such date."

         3. Paragraph 12 of the Plan is hereby amended by deleting subparagraph
(d) of Paragraph 12 in its entirety and the following is adopted in its place and stead:



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                  "(d) The Board or, if so designated, the Committee, shall
                  grant additional non-incentive stock options annually to each of the Directors of the Company who is entitled to receive or has received an option (the "initial option") pursuant to the provisions of either subparagraph 12(b) or, in the case of Paul H. Levine, 12(c) provided that such Director continues to be a Director of the Company on the relevant Date of Grant hereinafter referred to. Each of such additional non-incentive stock options shall be granted upon the same terms and conditions as those provided with respect to the options contemplated by subparagraph 12(b) as though repeated here IPSISSIMIS VERBIS, except that the Date of the Grant shall be a successive anniversary date (commencing with the first anniversary date) of the Date of Grant of the initial option to such Director and the number of Shares subject to each of such additional stock options shall be 1,000, except upon the fifth anniversary of the Date of Grant of the initial option, and each fifth anniversary date thereafter, the number of Shares subject to each of such additional stock options shall be 10,000.

         The foregoing shall become effective as of the 18th day of June, 1998, provided that the shareholders of Wendt-Bristol approve this Second Amendment at its 1998 Annual Meeting of Stockholders.

         NOW, THEREFORE, this Second Amendment to the Plan is adopted by order of the Board of Directors this 18th day of June, 1998.

                                   THE WENDT-BRISTOL HEALTH SERVICES
                                   CORPORATION


                                    By:/s/ Marvin D. Kantor
                                       ---------------------------------------
                                       Marvin D. Kantor, Chairman of the Board